Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES RECORD RESULTS FOR THIRD QUARTER OF 2022

~ Closed Transformational Acquisition and Increased Production, Revenue, Net Income, Adjusted EBITDA and Free Cash Flow ~

The Woodlands, Texas – November 9, 2022 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today reported operational and financial results for the third quarter of 2022. In addition, Ring reiterated its fourth quarter guidance and preliminary outlook for 2023. Third quarter results include the impact from the acquisition (the “Stronghold Transaction”) of the assets of privately held Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP (collectively, “Stronghold”) for only the month of September 2022 following the closing of the transaction. Ring further commented that it applied three-stream revenue reporting with the results disclosed today.

Third Quarter 2022 Highlights

•	Announced the Stronghold Transaction on July 5, 2022 and closed the acquisition on August 31, 2022. The combined results were:

o	A material improvement in Ring’s financial position, including substantially increasing liquidity and significantly decreasing the Company’s leverage ratio; and

o	A significant increase in the Company’s inventory of high rate-of-return and capital efficient investment opportunities, which substantially improves Ring’s cash flow generation and ability to more quickly pay down debt assuming current oil and gas prices continue;

•	Recorded the highest quarterly sales revenue in the Company’s history of $94.4 million, an 11% increase from the second quarter of 2022;

•	Increased sales volumes to 13,278 barrels of oil equivalent per day (“Boe/d”) (76% oil, 13% natural gas and 11% natural gas liquids (“NGLs”)) compared to 9,341 Boe/d for the second quarter of 2022;

•	Reported Net Income growth of 79% to $75.1 million, or $0.49 per diluted share, from $41.9 million, or $0.32 per diluted share, for the second quarter of 2022;

•	Adjusted Net Income[1] grew by 1% to $32.5 million, or $0.28 per share from $31.3 million, or $0.29 per share, in the second quarter of 2022;

•	Increased Adjusted EBITDA[1] by 18% to $56.0 million, the highest level of quarterly Adjusted EBITDA in the Company’s history, from $47.4 million for the second quarter of 2022;

•	Generated Cash Flow from Operations[1] of $48.9 million and Free Cash Flow[1] of $9.7 million, reflecting growth from the second quarter of 2022 of 10% and 290%, respectively;

o	Represents 12th consecutive quarter of Free Cash Flow;

•	Paid down $17.0 million of debt on the Company’s revolving credit facility during the third quarter since closing of the Stronghold Transaction;

o	Reduced Leverage Ratio[2] to 1.4x compared to 3.5x at year end 2021;

o	Increased liquidity to approximately $165 million – an increase in excess of 165% and more than $100 million higher than year-end 2021;

•	Continued the successful execution of its 2022 development program, including:

o	Drilled eight horizontal (“Hz”) wells during Q3 2022 with five in the Northwest Shelf (“NWS”) and three in the Central Basin Platform (“CBP”) bringing the total number of horizontal wells drilled year to date to 23;

o	Completed and placed on production nine Hz wells of which four were drilled in Q2 2022 and five were drilled in Q3 2022, bringing the total number of wells placed on production year to date to 20;

o	Performed three recompletions in Q3 2022 on the Stronghold acquisition acreage;

o	Converted six wells with electrical submersible pumps to rod pumps (“CTRs”) on horizontal wells, including five in NWS and one on its CBP acreage in Q3 2022; and

•	Reiterated the Company’s fourth quarter guidance and preliminary outlook for 2023.

1.	Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Cash Flow from Operations are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”
2.	Based on annualized third quarter EBITDA adjusted for the pro-forma effects of the Transaction from the beginning of the quarter, as per the Credit Agreement.

Management Commentary

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “The third quarter of 2022 initiated a transformational period for our Company and its shareholders that better positions Ring for long term success. The immediately accretive acquisition of Stronghold’s complementary CBP asset base substantially increases our size and scale, materially grows our inventory of low cost and high rate-of-return inventory of projects, significantly enhances the opportunity for Free Cash Flow generation, and lowers our overall cost structure. The combined result strengthens our balance sheet and provides the opportunity to accelerate the reduction of our debt. Our improved financial position will prove invaluable as we evaluate opportunities to build on our success and execute on our value driven strategy to improve the long-term interests of our shareholders.”

Mr. McKinney continued, “Contributing to our outstanding results for the third quarter was one month of positive impact from the recently acquired Stronghold assets, the continued strong performance of our legacy development program where we brought online nine horizontal wells, and a solid commodity price backdrop. This combination led to financial outperformance, including record quarterly revenue and Adjusted EBITDA. We were also pleased to generate Free Cash Flow for the 12th consecutive quarter that we used to pay down debt by $17 million since the closing of the Stronghold Transaction. As a result of the Transaction and continued strength in our legacy business, the borrowing base on our credit facility was increased more than 70% to $600 million. As a result, we ended the quarter with more than $165 million of liquidity, which was more than $100 million higher than the end of 2021 and represents an increase of more than 165%.”

Mr. McKinney concluded, “The results of our 2022 development program continues to meet or exceed our expectations. The increased capital efficiency provided by our materially expanded inventory of high rate-of-return drilling and recompletion projects will allow us to optimize our future free cash flow, which will provide the opportunity to pay down debt faster than we could have done on a standalone basis. As we look to our development plans for 2023, as we have done in the past, we have designed our capital program with flexibility to respond to changes in commodity prices. The initial goal will be to maintain or slightly grow our average sales volumes from the levels we anticipate for the fourth quarter and allocate excess free cash flow to paying down debt in a $75 to $90 barrel of oil price environment. If prices sustainably remain above that range, we will capitalize on additional opportunities that maximize shareholder value. This could include the acceleration of debt reduction, expanding our development program to organically grow production, further pursue targeted acquisitions, or the return of capital to shareholders. Regardless of what the future may bring, I am pleased with our improved financial position as well as the enhanced flexibility that we enjoy. Of course, we would not be where we are today without the tireless efforts of our incredible workforce, and I want to thank all of them for their continued hard work and dedication as we collectively focus on improving long-term shareholder value.”

Financial Overview: For the third quarter of 2022, the Company reported net income of $75.1 million, or $0.49 per diluted share, which included a $47.7 million before tax non-cash unrealized commodity derivative gain, $1.5 million in before tax share-based compensation and $1.1 million of transaction related costs. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $32.5 million, or $0.28 per share. In the second quarter of 2022, the Company reported net income of $41.9 million, or $0.32 per diluted share, which included a $12.2 million before tax non-cash unrealized commodity derivative gain, and $1.9 million in before tax share-based compensation. Excluding the estimated after-tax impact of the adjustments, the Company’s Adjusted Net Income was $31.3 million, or $0.29 per share. In the third quarter of 2021, Ring reported net income of $14.2 million, or $0.12 per diluted share, which included a $8.2 million before tax non-cash unrealized commodity derivative gain, and $0.8 million in before tax share-based compensation. Excluding the estimated after-tax impact of these adjustments, Adjusted Net Income in the third quarter of 2021 was $6.7 million, or $0.07 per share.

Adjusted EBITDA grew by 18% to $56.0 million for the third quarter of 2022 from $47.3 million in the second quarter of 2022, with the increase primarily driven by higher sales volumes. Third quarter of 2021 Adjusted EBITDA was $19.7 million.

Free Cash Flow was $9.7 million for the third quarter of 2022 versus $2.5 million in the second quarter of 2022 – a 290% increase. Cash Flow from Operations grew by 10% to $48.9 million for the third quarter of 2022 from $44.3 million in the second quarter of 2022. Cash Flow from Operations for the third quarter of 2021 was $16.4 million.

Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, and Cash Flow from Operations are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures, in the tables shown later in this release under “Non-GAAP Information.”

Sales Volumes, Prices and Revenues: As a result of the Stronghold Transaction, beginning July 1, 2022, the Company began reporting revenues on a three-stream basis, separately reporting crude oil, natural gas, and NGLs sales. For periods prior to July 1, 2022, sales and reserve volumes, prices, and revenues for NGLs were included in natural gas.

Sales volumes for the third quarter of 2022 were 13,278 Boe/d (76% oil, 13% natural gas and 11% NGLs), or 1,221,616 Boe, compared to 9,341 Boe/d (86% oil and 14% natural gas), or 850,017 Boe, for the second quarter of 2022, and 8,243 Boe/d (87% oil and 13% natural gas), or 758,387 Boe, in the third quarter of 2021. Third quarter 2022 sales volumes were comprised of 932,770 barrels (“Bbls”) of oil, 952,762 thousand cubic feet (“Mcf”) of natural gas, and 130,052 Bbls of NGLs.

For the third quarter of 2022, the Company realized an average sales price (before the impact of hedging) of $92.64 per barrel of crude oil, $4.89 per Mcf for natural gas and $25.68 per barrel of NGLs. The combined average realized sales price for the period was $77.28 per Boe versus $99.95 per Boe for the second quarter of 2022 and $65.11 per Boe in the third quarter of 2021. The average oil price differential the Company experienced from WTI NYMEX futures pricing in the third quarter of 2022 was a positive $2.28 per barrel of crude oil, while the average natural gas price differential from NYMEX futures pricing was a negative $3.15 per Mcf.

Revenues grew by 11% to $94.4 million for the third quarter of 2022 from $85.0 million in the second quarter of 2022, with the increase associated with higher sales volumes partially offset by lower realized pricing. Third quarter of 2022 revenues increased 91% from $49.4 million in the third quarter of 2021. The increase was driven by higher sales volumes and increased realized oil pricing.

Lease Operating Expense (“LOE”): LOE, which includes expensed workovers and facilities maintenance, was $13.0 million, or $10.67 per Boe, in the third quarter of 2022 versus $8.3 million, or $9.77 per Boe, in second quarter of 2022 and $7.0 million, or $9.21 per Boe, for the third quarter of 2021. Primarily contributing to the sequential increase in third quarter 2022 LOE on an absolute and per Boe basis was higher labor costs and industry wide inflationary pressures, as well as the Stronghold Transaction, with associated costs beginning on September 1, 2022.

Gathering, Transportation and Processing (“GTP”) Costs: As previously disclosed, due to a contractual change effective May 1, 2022, the Company no longer maintains ownership and control of natural gas through processing. As a result, GTP costs are now reflected as a reduction to the natural gas sales price and not as an expense line item.

Ad Valorem Taxes: Ad valorem taxes were $0.98 per Boe for the third quarter of 2022 compared to $1.12 per Boe in the second quarter of 2022 and $0.93 per Boe for the third quarter of 2021.

Production Taxes: Production taxes were $3.74 per Boe in the third quarter of 2022 compared to $4.89 per Boe in the second quarter of 2022 and $2.95 per Boe in third quarter of 2021. Production taxes remained steady at 4.5% to 4.9% of revenue for all three periods.

Depreciation, Depletion and Amortization (“DD&A”) and Asset Retirement Obligation Accretion: DD&A was $11.73 per Boe in the third quarter of 2022 versus $12.65 per Boe for the second quarter of 2022 and $12.28 per Boe in the third quarter of 2021. Asset retirement obligation accretion was $0.20 per Boe in the third quarter of 2022 compared to $0.22 per Boe in the second quarter of 2022 and $0.24 per Boe in the third quarter of 2021.

Operating Lease Expense: Operating lease expense was $83,590 for the third and second quarters of 2022, and $83,589 in the third quarter of 2021. Operating lease expenses are primarily associated with the Company’s office leases.

General and Administrative Expenses (“G&A”): G&A, excluding non-cash share-based compensation, was $5.9 million, or $4.79 per Boe, in the third quarter of 2022 versus $3.9 million, or $4.63 per Boe, in the second quarter of 2022 and $3.7 million, or $4.82 per Boe, in the third quarter of 2021. The third quarter of 2022 included $1.1 million of transaction related costs for the Stronghold acquisition. Adjusted for transaction related costs, G&A, excluding non share-based compensation, for the third quarter of 2022 was $4.7 million, or $3.85 per Boe.

Interest Expense: Interest expense was $7.0 million in the third quarter of 2022 versus $3.3 million for the second quarter of 2022 and $3.6 million for the third quarter of 2021. Interest expense increased for both comparative periods substantially due to a higher average daily balance of long-term debt associated with additional borrowings on the Company’s revolving credit facility associated with the closing of the Stronghold Transaction on August 31, 2022.

Derivative (Loss) Gain: In the third quarter of 2022, Ring recorded a net gain of $32.9 million on its commodity derivative contracts, including a realized $14.8 million cash commodity derivative loss and an unrealized $47.7 million non-cash commodity derivative gain. This compared to a net loss of $7.4 million in the second quarter of 2022, including a realized $19.6 million cash commodity derivative loss and an unrealized $12.2 million non-cash commodity derivative gain, and a net loss of $6.7 million in the third quarter of 2021, including a realized $14.9 million cash commodity derivative loss and an unrealized $8.2 million non-cash commodity derivative gain.

A full listing of the Company’s current outstanding crude oil derivative positions is included in the tables shown later in this release.

Income Tax: The Company recorded a non-cash income tax provision of $4.3 million in the third quarter of 2022, compared to a provision of $1.5 million in the second quarter of 2022 and a benefit of $48,701 for the third quarter of 2021.

Balance Sheet and Liquidity: Total liquidity at the end of the third quarter of 2022 was $165.1 million, a 168% increase from December 31, 2021 and up 103% from June 30, 2022. Liquidity at September 30, 2022 consisted of cash and cash equivalents of $0.9 million and $164.2 million of availability under Ring’s revolving bank credit facility, which includes a reduction of $0.8 million for letters of credit. On September 30, 2022, the Company had $435.0 million in borrowings outstanding on its revolving credit facility that has a current borrowing base of $600.0 million. Ring paid down $17.0 million of debt under its revolving credit facility since the closing of the Stronghold Transaction and is targeting further debt reduction during the remainder of the year depending on market conditions, the timing of capital spending and other considerations. Ring is currently in compliance with all applicable covenants under its revolving credit facility agreement.

Also in conjunction with the closing of the Stronghold Transaction, Ring issued approximately 21.3 million shares of common stock and 153,176 shares of Convertible Preferred Stock to the owners of the Stronghold assets. The Convertible Preferred Stock was converted into approximately 42.5 million shares of common stock following approval of the conversion by a stockholder vote on October 27, 2022.

Capital Expenditures: During the third quarter of 2022, capital expenditures on an accrual basis were $40.3 million as the Company drilled eight wells, completed nine wells, performed three recompletions, and converted six CTRs.

Fourth Quarter 2022 Guidance and Preliminary Full Year 2023 Outlook

The Company is reiterating its fourth quarter 2022 and preliminary full year 2023 outlook provided on October 13, 2022. More specifically:

Fourth Quarter of 2022

•	Capital expenditures of $42 million to $46 million, which is approximately 15% lower from the prior estimate of $50 million to $54 million. The Company’s current spending estimate includes:

o	Completing and placing on production the remaining three wells drilled in the third quarter of 2022;

o	Drilling and completing eight to nine new wells, including four Hz wells with two in NWS and two in CBP, and four to five vertical wells in CBP; and

o	Recompleting eight to 12 wells in CBP.

•	Ring continues to expect fourth quarter sales volumes of 18,000 to 19,000 Boe/d (approximately 70% oil, 17% natural gas and 13% natural gas liquids (“NGLs”)), despite the reduction in estimated fourth quarter capital expenditures.

1.	In addition to Company-directed drilling and completion activities, the capital spending outlook includes funds for targeted well reactivations, recompletions, workovers, infrastructure upgrades, and continuing the Company's successful CTR program in its NWS and CBP areas. Also included is anticipated spending for lease costs, contractual drilling obligations and non-operated drilling, completion and capital workovers.

Preliminary Outlook for 2023

•	Estimated capital expenditures of $150 million to $175 million that include a balanced and capital efficient combination of drilling Hz wells on legacy assets and vertical wells on the recently acquired CBP assets, as well as performing recompletions and CTRs, with all projects and estimates based on assumed WTI oil prices of $75 to $90 per barrel and Henry Hub natural gas prices of $5 to $6 per Mcf; and

•	Plans to maintain or slightly grow 2023 full year average sales volumes compared to anticipated Q4 2022 sales volumes.

The Company remains squarely focused on continuing to generate free cash flow in 2023, after all expenses, costs and capital expenditures. All 2023 planned capital expenditures will be fully funded by cash on hand and cash from operations, and excess free cash flow is currently targeted for further debt reduction. The combination of anticipated growth in Adjusted EBITDA primarily as a result of the Stronghold Transaction is expected to further reduce Ring’s leverage ratio during 2023.

Conference Call Information

Ring will hold a conference call on Thursday, November 10, 2022 at 11:00 a.m. Eastern Time to discuss its third quarter 2022 operational and financial results. An updated investor presentation will be posted to the Company’s website prior to the conference call.

To participate in the conference call, interested parties should dial 833-953-2433 at least five minutes before the call is to begin. Please reference the “Ring Energy Third Quarter 2022 Earnings Conference Call”. International callers may participate by dialing 412-317-5762. The call will also be webcast and available on Ring’s website at www.ringenergy.com under “Investors” on the “News & Events” page. An audio replay will also be available on the Company’s website following the call.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

Contact Information

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

RING ENERGY, INC.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Oil, Natural Gas, and Natural Gas Liquids Revenues	$94,408,948	$84,961,875	$49,376,176	$247,551,855	$136,638,810

Costs and Operating Expenses
Lease operating expenses	13,029,098	8,301,443	6,983,196	30,283,706	22,634,259
Gathering, transportation and processing costs	-	549,389	1,051,163	1,846,247	2,883,348
Ad valorem taxes	1,199,385	949,239	703,774	3,100,578	2,144,800
Oil and natural gas production taxes	4,563,519	4,157,457	2,240,759	11,939,338	6,291,860
Depreciation, depletion and amortization	14,324,502	10,749,204	9,310,524	34,854,993	26,693,808
Asset retirement obligation accretion	243,140	186,303	182,905	617,685	560,662
Operating lease expense	83,590	83,590	83,589	250,770	439,896
General and administrative expense (including share-based compensation)	7,393,848	5,832,302	4,433,251	18,748,427	11,103,394

Total Costs and Operating Expenses	40,837,082	30,808,927	24,989,161	101,641,744	72,752,027

Income from Operations	53,571,866	54,152,948	24,387,015	145,910,111	63,886,783

Other Income (Expense)
Interest income	4	-	-	4	1
Interest expense	(7,021,385)	(3,279,299)	(3,551,462)	(13,699,045)	(10,947,960)
Loss on derivative contracts	32,851,189	(7,457,018)	(6,720,320)	(2,201,970)	(73,586,199)

Net Other Expense	25,829,808	(10,736,317)	(10,271,782)	(15,901,011)	(84,534,158)

Income (Loss) Before Provision for Income Taxes	79,401,674	43,416,631	14,115,233	130,009,100	(20,647,375)

(Provision For) Benefit From Income Taxes	(4,315,783)	(1,472,209)	48,701	(5,866,744)	(141,943)

Net Income (Loss)	$75,085,891	$41,944,422	$14,163,934	$124,142,356	$(20,789,318)

Basic Earnings (Loss) per Share	$0.65	$0.39	$0.14	$1.16	$(0.21)
Diluted Earnings (Loss) per Share	$0.49	$0.32	$0.12	$0.92	$(0.21)

Basic Weighted-Average Shares Outstanding	115,376,280	106,390,776	99,358,504	107,349,184	99,251,532
Diluted Weighted-Average Shares Outstanding	151,754,998	130,597,589	121,220,748	134,826,276	99,251,532

RING ENERGY, INC.

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Net sales volumes:
Oil (Bbls)	932,770	729,484	659,247	2,338,469	1,971,776
Natural gas (Mcf)	952,762	723,196	594,841	2,408,241	1,773,506
Natural gas liquids (Bbls) (1)	130,052	-	-	130,052	-
Total oil, natural gas and natural gas liquids (Boe) (1)(2)	1,221,616	850,017	758,387	2,869,895	2,267,360
% Oil	76%	86%	87%	81%	87%

Average daily equivalent sales (Boe/d)	13,278	9,341	8,243	10,512	8,305

Average realized sales prices:
Oil ($/Bbl)	$92.64	$109.24	$69.61	$98.16	$64.37
Natural gas ($/Mcf)	4.89	7.29	5.86	6.10	5.48
Natural gas liquids ($/Bbls)	25.68	-	-	25.68	-
Barrel of oil equivalent ($/Boe)	$77.28	$99.95	$65.11	$86.26	$60.26

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$10.67	$9.77	$9.21	$10.55	$9.98
Gathering, transportation and processing costs	-	0.65	1.39	0.64	1.27
Ad valorem taxes	0.98	1.12	0.93	1.08	0.95
Oil and natural gas production taxes	3.74	4.89	2.95	4.16	2.77
Depreciation, depletion and amortization	11.73	12.65	12.28	12.15	11.77
Asset retirement obligation accretion	0.20	0.22	0.24	0.22	0.25
Operating lease expense	0.07	0.10	0.11	0.09	0.19
General and administrative expense (including share-based compensation)	6.05	6.86	5.85	6.53	4.90
General and administrative expense (excluding share-based compensation)	4.79	4.63	4.82	4.80	4.24

(1) Beginning July 1, 2022, revenues were reported on a three-stream basis, separately reporting crude oil, natural gas, and natural gas liquids volumes and sales. For periods prior to July 1, 2022, volumes and sales for natural gas liquids were presented with natural gas.
(2) Boe is determined using the ratio of six Mcf of natural gas to one Bbl of oil (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, natural gas, and natural gas liquids may differ significantly.

RING ENERGY, INC.

Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$890,567	$2,408,316
Accounts receivable	45,864,400	24,026,807
Joint interest billing receivable	1,897,125	2,433,811
Derivative assets	13,322,013	-
Prepaid expenses and other assets	3,246,569	938,029
Total Current Assets	65,220,674	29,806,963

Properties and Equipment
Oil and natural gas properties subject to amortization	1,418,931,111	883,844,745
Financing lease asset subject to depreciation	2,067,375	1,422,487
Fixed assets subject to depreciation	2,985,778	2,089,722
Total Properties and Equipment	1,423,984,264	887,356,954
Accumulated depreciation, depletion and amortization	(269,541,416)	(235,997,307)
Net Properties and Equipment	1,154,442,848	651,359,647

Operating lease asset	1,071,482	1,277,253
Derivative assets	11,545,982	-
Deferred financing costs	19,029,907	1,713,466

TOTAL ASSETS	$1,251,310,893	$684,157,329

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$86,822,997	$46,233,452
Income tax liability	36,736	-
Financing lease liability	406,890	316,514
Operating lease liability	306,715	290,766
Derivative liabilities	23,767,689	29,241,588
Notes payable	877,631	586,410
Deferred cash payment	14,511,687	-
Total Current Liabilities	126,730,345	76,668,730

Non-Current Liabilities
Deferred income taxes	5,920,300	90,292
Revolving line of credit	435,000,000	290,000,000
Financing lease liability, less current portion	564,205	343,727
Operating lease liability, less current portion	905,524	1,138,319
Derivative liabilities	8,734,388	-
Asset retirement obligations	29,426,737	15,292,054
Total Non-Current Liabilities	480,551,154	306,864,392

Total Liabilities	607,281,499	383,533,122

Mezzanine Equity
Convertible preferred stock - $0.001 par value; 153,176 shares outstanding	137,858,446	-
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized; 153,176 shares issued or outstanding	-	-
Common stock - $0.001 par value; 225,000,000 shares authorized; 131,586,927 shares and 100,192,562 shares issued and outstanding, respectively	131,587	100,193
Additional paid-in capital	634,845,283	553,472,292
Accumulated deficit	(128,805,922)	(252,948,278)
Total Stockholders' Equity	506,170,948	300,624,207

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY	$1,251,310,893	$684,157,329

RING ENERGY, INC.

Statements of Cash Flows

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Cash Flows From Operating Activities
Net income (loss)	$75,085,891	$41,944,422	$14,163,934	$124,142,356	$(20,789,318)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	14,324,503	10,749,203	9,310,524	34,854,993	26,693,808
Asset retirement obligation accretion	243,140	186,303	182,905	617,685	560,662
Amortization of deferred financing costs	1,095,073	189,274	166,282	1,483,621	496,533
Share-based compensation	1,543,033	1,899,245	777,461	4,964,188	1,484,730
Deferred income tax (benefit) expense	4,279,047	1,485,022	1,886,118	5,830,008	141,943
Excess tax (benefit) expense related to share-based compensation	-	-	(1,934,819)	-	-
(Gain) Loss on derivative contracts	(32,851,189)	7,457,018	6,720,320	2,201,970	73,586,199
Cash (paid) for derivative settlements, net	(14,861,116)	(19,617,265)	(14,921,008)	(48,593,882)	(33,278,132)
Changes in assets and liabilities:
Accounts receivable	(6,907,079)	(4,315,730)	1,656,229	(21,300,907)	(5,017,078)
Prepaid expenses and other assets	(40,823)	(2,470,602)	278,870	(2,308,540)	(902,692)
Accounts payable	27,144,096	4,328,968	(329,555)	33,992,075	8,329,563
Settlement of asset retirement obligation	(881,768)	(1,113,208)	(444,502)	(2,548,344)	(1,782,779)

Net Cash Provided by Operating Activities	68,172,808	40,722,650	17,512,759	133,335,223	49,523,439

Cash Flows From Investing Activities
Payments for the Stronghold Acquisition	(183,359,626)	-	-	(183,359,626)	-
Payments to purchase oil and natural gas properties	(467,840)	(383,003)	(141,468)	(1,211,691)	(579,156)
Payments to develop oil and natural gas properties	(34,121,878)	(35,793,923)	(11,957,917)	(83,776,050)	(34,680,935)
Purchase of fixed assets subject to depreciation	(66,838)	(81,646)	(548,730)	(158,598)	(609,633)
Sale of fixed assets subject to depreciation	-	126,100	-	134,600	-
Proceeds from divestiture of oil and natural gas properties	-	25,066	-	25,066	2,000,000

Net Cash Used in Investing Activities	(218,016,182)	(36,107,406)	(12,648,115)	(268,346,299)	(33,869,724)

Cash Flows From Financing Activities
Proceeds from revolving line of credit	541,500,000	40,500,000	14,500,000	592,000,000	34,400,000
Payments on revolving line of credit	(376,500,000)	(50,500,000)	(20,000,000)	(447,000,000)	(52,400,000)
Proceeds from issuance of common stock and warrants	2,400,000	5,163,126	-	7,563,126	241,269
Payments to cover tax withholdings	(6,790)	(257,694)	-	(264,484)	-
Proceeds from notes payable	316,677	928,626	323,671	1,245,303	1,233,138
Payments on notes payable	(333,341)	(253,360)	(224,670)	(954,082)	(375,987)
Payment of deferred financing costs	(18,762,502)	-	-	(18,762,502)	(76,887)
Reduction of financing lease liabilities	(103,392)	(111,864)	(86,941)	(334,034)	(206,936)

Net Cash Used in Financing Activities	148,510,652	(4,531,166)	(5,487,940)	133,493,327	(17,185,403)

Net (Decrease) Increase in Cash	(1,332,722)	84,078	(623,296)	(1,517,749)	(1,531,688)
Cash at Beginning of Period	2,223,289	2,139,211	2,670,242	2,408,316	3,578,634

Cash at End of Period	$890,567	$2,223,289	$2,046,946	$890,567	$2,046,946

RING ENERGY, INC.

Financial Commodity Derivative Positions

As of September 30, 2022

The following table reflects the prices of contracts outstanding as of September 30, 2022 (Quantities are in barrels for the oil derivative contracts and in million British thermal units (MMBtu) for the natural gas derivative contracts.):

	Oil Hedges (WTI)
	2022	2023	2024
Swaps:
Hedged volume (BBL)	379,250	389,250	526,000
Weighted average swap price	$54.89	$77.55	$65.90

Deferred premium puts:
Hedged volume (BBL)	138,000	773,500	91,000
Weighted average strike price	$97.93	$90.64	$83.75
Weighted average deferred premium price	$11.81	$15.25	$17.32

Two-way collars:
Hedged volume (BBL)	97,201	487,622	475,350
Weighted average put price	$53.93	$52.16	$67.88
Weighted average call price	$67.68	$62.94	$83.32

Three-way collars:
Hedged volume (BBL)	89,985	66,061	-
Weighted average first put price	$40.00	$45.00	$-
Weighted average second put price	$50.00	$55.00	$-
Weighted average call price	$62.03	$80.05	$-

	Gas Hedges (Henry Hub)
	2022	2023	2024
NYMEX Swaps:
Hedged volume (MMBtu)	46,313	175,421	-
Weighted average swap price	$2.51	$2.40	$-

Two-way collars: (1)
Hedged volume (MMBtu)	715,661	2,486,514	1,712,250
Weighted average put price	$3.76	$3.18	$4.00
Call hedged volume (MMBtu)	435,061	2,306,514	1,712,250
Weighted average call price	$10.22	$5.03	$6.29

Three-way collar:
Hedged volume (MMBtu)	304,250	-	-
Weighted average first put price	$2.20	$-	$-
Weighted average second put price	$2.50	$-	$-
Weighted average call price	$3.25	$-	$-
Weighted average deferred premium price	$0.19	$-	$-

	Gas Hedges (basis differential)
	2022		2023		2024
Waha basis swaps:
Hedged volume (MMBtu)	505,024		1,339,685		-
Weighted average swap price		(2)		(3)	$-

(1)	The two-way collars for the fourth quarter of 2022 and first quarter of 2023 include 2x1 collars where the put volumes of 561,200 and 360,000 are two times the call volumes of 280,600 and 180,000, respectively.
(2)	The WAHA basis swaps in place for the remainder of 2022 consist of five derivative contracts, each with a fixed price of the Henry Hub natural gas price less a fixed amount (weighted average of $0.57 per MMBtu).
(3)	The WAHA basis swaps in place for the calendar year of 2023 consist of two derivative contracts, each with a fixed price of the Henry Hub natural gas price less a fixed amount (weighted average of $0.55 per MMBtu).

RING ENERGY, INC.

Non-GAAP Information

Certain financial information included in Ring’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “Adjusted EBITDA”, “Free Cash Flow” and “Cash Flow from Operations”. Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income does not include the estimated after-tax impact of share-based compensation, ceiling test impairment, and unrealized loss (gain) on change in fair value of derivatives. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Net Income (Loss)	$75,085,891	$41,944,422	$14,163,934	$124,142,356	$(20,789,318)

Share-based compensation	1,543,033	1,899,245	777,461	4,964,188	1,484,730
Unrealized loss (gain) on change in fair value of derivatives	(47,712,305)	(12,160,247)	(8,200,688)	(46,391,912)	40,308,067
Transaction costs - Stronghold Acquisition	1,142,963	-	-	1,142,963	-
Tax impact of adjusted items	2,447,351	(347,939)	-	1,817,876	-

Adjusted Net Income	$32,506,933	$31,335,481	$6,740,707	$85,675,471	$21,003,479

Basic Weighted-Average Shares Outstanding	115,376,280	106,390,776	99,358,504	107,349,184	99,251,532

Adjusted Net Income per Share	$0.28	$0.29	$0.07	$0.80	$0.21

Reconciliations of Adjusted EBITDA, Free Cash Flow and Cash Flow from Operations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand Ring’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as Ring calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Free Cash Flow, as both Adjusted EBITDA and Free Cash Flow are defined by the Company. In addition, a reconciliation of Cash Flow from Operations is presented.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Net Income (Loss)	$75,085,891	$41,944,422	$14,163,934	$124,142,356	$(20,789,318)

Interest expense, net	7,021,381	3,279,299	3,551,462	13,699,041	10,947,959
Unrealized loss (gain) on change in fair value of derivatives	(47,712,305)	(12,160,247)	(8,200,688)	(46,391,912)	40,308,067
Income tax provision (benefit)	4,315,783	1,472,209	(48,701)	5,866,744	141,943
Depreciation, depletion and amortization	14,324,502	10,749,204	9,310,524	34,854,993	26,693,808
Asset retirement obligation accretion	243,140	186,303	182,905	617,685	560,662
Transaction costs - Stronghold Acquisition	1,142,963	-	-	1,142,963	-
Share-based compensation	1,543,033	1,899,245	777,461	4,964,188	1,484,730

Adjusted EBITDA	$55,964,388	$47,370,435	$19,736,897	$138,896,058	$59,347,851

Adjusted EBITDA Margin	59%	56%	40%	56%	43%

Basic Weighted-Average Shares Outstanding	115,376,280	106,390,776	99,358,504	107,349,184	99,251,532

Adjusted EBITDA per Share	$0.49	$0.45	$0.20	$1.29	$0.60

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Adjusted EBITDA	$55,964,388	$47,370,435	$19,736,897	$138,896,058	$59,347,851

Net interest expense (excluding amortization of deferred financing costs)	(5,926,308)	(3,090,025)	(3,385,180)	(12,215,420)	(10,451,426)
Capital expenditures (1)	(40,295,388)	(41,810,442)	(13,720,336)	(110,245,399)	(39,701,834)
Proceeds from divestiture of oil and natural gas properties	-	25,066	-	25,066	2,000,000

Free Cash Flow	$9,742,692	$2,495,034	$2,631,381	$16,460,305	$11,194,591

(1) The three and nine months ended September 30, 2022 excludes the Stronghold acquisition.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

	(Unaudited for All Periods)
Net Cash Provided by Operating Activities	$68,172,808	$40,722,650	$17,512,759	$133,335,223	$49,523,439
Changes in operating assets and liabilities	(19,314,426)	3,570,572	(1,161,042)	(7,834,284)	(627,014)

Cash Flow from Operations	$48,858,382	$44,293,222	$16,351,717	$125,500,939	$48,896,425